AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment to Securities Purchase Agreement (the “Amendment”) is entered into this 19th day January, 2018, by and between Canbiola, Inc., a Florida corporation (the “Company”), and RedDiamond Partners LLC, a limited liability company formed under the laws of Delaware (the “Purchaser”).

R E C I T A L S

WHEREAS, the parties entered into a Securities Purchase Agreement on or around October 13, 2017 (the “Purchase Agreement”), whereby the Company agreed to sell to Purchaser, and the Purchaser agreed to purchase from the Company, 157,895 shares of the Company’s Series B Convertible Preferred Stock at a price per share of $0.95, or $150,000 total, pursuant to the terms of the Purchase Agreement.

WHEREAS, the parties have consummated the transactions contemplated by the Purchase Agreement and wish to extend the Purchase Agreement to the purchase of an additional 262,104 Preferred Shares for $0.95 per share, or $249,000 total, pursuant to the terms of this Amendment.

WHEREAS, the parties wish to hereby amend the Purchase Agreement to provide for the above detailed purchase and sale of Preferred Shares.

The Agreement is amended as follows:

1. Purchase. The Purchaser agrees to purchase from the Company and the Company agrees to sell to the Purchaser an aggregate of an additional $249,000 of Preferred Shares at a purchase price equal to $0.95 per share, for an aggregate of 262,104 Preferred Shares. The purchase of Preferred Shares as contemplated by this Amendment shall be made in three equal tranches of $83,000 or 87,368 Preferred Shares per tranche.

2. Closings. Concurrent with the execution and delivery of this Amendment by the parties hereto, the Company and the Purchaser shall conduct a Closing at which the Purchaser shall purchase and the Company shall sell 87,368 Preferred Shares for $83,000 (the “First Amended Closing”). Subsequent to the First Amended Closing, the Company and the Purchaser shall conduct two (2) additional identical Closings on each monthly anniversary following the date of the First Amended Closing until the Purchaser has purchased and the Company has sold an aggregate of 262,104 Preferred Shares for $249,000. At the sole discretion of the Purchaser, the Purchaser shall have the option to accelerate the date of any and all additional Closings by providing the Company notice of such intent to conduct a Closing at least three (3) Trading Days prior to the date of such accelerated Closing.

3. Fixed Conversion Price. The parties agree that the “Fixed Conversion Price,” as defined in the Purchase Agreement, for each Preferred Share to be issued hereunder shall be based upon the result of 110% multiplied by the VWAP of the common stock of the Company on the First Closing Date of the Purchase Agreement, which equals $0.0101, and not the First Amended Closing.

4. Representations. The parties each affom, as of the date hereof, the accuracy of their respective representations and warranties contained in the Purchase Agreement.

5. Misc. Provisions. All terms and conditions of the Purchase Agreement remain unchanged and shall apply hereto except as specifically hereby amended. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement. This Amendment is specifically incorporated into the Purchase Agreement. This Amendment may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. The parties may execute this Amendment by delivery of signature by facsimile transmittal, which shall be deemed binding on the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date set forth above.

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